Tidal Trust III 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 166 and No. 169 to the Registration Statement on Form N-1A of Tidal Trust III for Ned Davis Research 360 Dynamic Allocation ETF and Ned Davis Research 360 Core Equity ETTF and to the use of our report dated November 26, 2025 on the financial statements and financial highlights of Ned Davis 360 Dynamic Allocation ETF, each a series of Tidal Trust III. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 23, 2026